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                                                                    EXHIBIT 10.8


Attached hereto is the form of the change of control agreement provided to the following executive officers: Norval L. Bruce, Michael A. Sicuro, Steven C. Romelt and Timothy M. Doyle.


                      CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the "Agreement") is made and entered into as of this _______ day of ________, 19____ , by and between ________ (the "Company"), and _________ (the "Employee").

     WHEREAS, the Employee is currently serving as ___________________________ of the Company; and

     WHEREAS, the Board of Directors of the Company (the "Board of Directors") recognizes that, as is the case with publicly held corporations generally, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders;

     WHEREAS, the Employee is a party to that certain letter agreement with Imperial Thrift and Loan Association under which the Employee is entitled to certain severance benefits under certain conditions (the "Prior Severance Agreement"), which he or she is willing to terminate in consideration of this Agreement's becoming effective;

     WHEREAS, the Board of Directors believes it is in the best interests of the Company to enter into this Agreement with the Employee in order to assure continuity of management of the Company and to reinforce and encourage the continued attention and dedication of the Employee to the Employee's assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated; and

     WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

     1. Definitions.

     (a) The term "Change in Control" means the occurrence of any of the following events with respect to the Company: (1) any person (as the term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 33.33% or more of the Company's outstanding securities; (2) individuals who are members of the Board of Directors of the Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two thirds of the directors comprising the

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Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (3) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity (unless the continuing ownership requirements clause (4) below are met with respect to the resulting entity); or (4) a merger or consolidation of the Company with any other corporation other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior thereto represent at least 66.67% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation. The term "Change in Control" shall not include: (1) an acquisition of securities by an employee benefit plan of the Company; or (2) any of the above mentioned events or occurrences which require but do not receive the requisite government or regulatory approval to bring the event or occurrence to fruition.

     (b) The term "Commencement Date" means ____________, 19____ .

     (c) The term "Disability" means the Employee's absence from his or her duties with the Company on a full time basis for six consecutive months as a result of his or her incapacity due to mental or physical illness, unless within 30 days after the Company gives the Employee written notice of termination of employment for such reason the Employee shall have returned to full time performance of his or her duties.

     (d) The term "Date of Termination" means the date specified in the Notice of Termination, given pursuant to Section 4 of this Agreement, provided that if within 15 days after any Notice of Termination is given or, if later, prior to the Date of Termination specified in such Notice, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the Notice of Termination, then the Date of Termination shall be the date on which the dispute is finally determined, whether by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and sets forth in reasonable detail the facts and circumstances that are the basis for the dispute, and the party giving such notice pursues the resolution of such dispute with reasonable diligence. For purposes of this Section 1(d), a "dispute" extending the Date of Termination shall be limited to a dispute as to whether the termination was a "Termination for Cause" if the Notice of Termination given by the Company states that the termination was a Termination for Cause or whether the termination was an Involuntary Termination if the Notice of Termination is given by the Employee. Notwithstanding the pendency of any such dispute, the Company shall continue to pay the Employee the Employee's full base salary at the rate in effect when the Notice of Termination was given and continue the Employee as a participant in all benefit plans in which the Employee was participating when the Notice of Termination was given (unless continued employment is a requirement for participation in any such benefit plan), until the dispute is finally resolved in accordance with this Section
1(d).

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     (e) The term "Involuntary Termination" means the termination of the employment of the Employee without the Employee's express written consent or a material diminution of or interference with the Employee's duties, responsibilities and benefits as these same duties, responsibilities and benefits exist the day prior to the Change the Change of Control, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at a place other than the Employee's work location immediately prior to the Change of Control or within 35 miles thereof, except for reasonable travel on Company business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of other Company personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Company-wide reduction in staff; (4) a material adverse change in the Employee's salary, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company; (5) a material permanent increase in the required hours of work or the workload of the Employee; (6) a material change in the reporting relationship to which the Employee reports prior to the Change of Control; or (7) a material increase or decrease in business responsibilities and duties, such that the Employee's qualifications as utilized prior to the Change of Control are no longer consistent with the qualifications needed for the revised position. The term "Involuntary Termination" does not include Termination for Cause, termination of employment due to retirement on or after the Employee attains age 65, death, or termination of employment by the Company due to Disability.

     (f) The term "Notice of Termination" means a notice of termination of the Employee's employment pursuant to Section 4 of this Agreement.

     (g) The terms "Termination for Cause" and "Terminated for Cause" mean termination by the Company of the employment of the Employee because of (i) willful and continued failure by the Employee substantially to perform his or her duties (other than a failure resulting from physical or mental illness) after a demand for substantial performance is delivered to the Employee by the Chairman of the Board of Directors or the Chief Executive Officer of the Company which specifically identifies the manner in which the Employee has not substantially performed his or her duties, (ii) the Employee's willful dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation, or final cease-and-desist order, relating to the Employee's employment with the Company or otherwise interfering with the Employee's ability to carry out the duties of the employment, or material breach of any provision of this Agreement or any employment agreement between the Company and the Employee; provided that no act or failure to act shall be considered "willful" unless done or omitted to be done by the Employee in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company. Any act or failure to act based upon authority pursuant to a resolution duly adopted by the Board of Directors or upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done in good faith and in the best interests of the Company. The Employee's attention to matters not directly


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related to the business of the Company shall not provide a basis for Termination for Cause if the Board of Directors or the Chief Executive Officer of the Company has approved the Employee's engaging in such activities. The Employee shall not be deemed to have been Terminated for Cause unless and until the Company has delivered to the Employee a notice containing a resolution adopted by not less than three-quarters of the entire membership of the Board of Directors at a meeting called and held for the purpose, after reasonable notice to the Employee and opportunity for him to appear with counsel before the Board of Directors, finding that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in this Section 1(g) and specifying the particulars in detail.

     2. Term. The term of this Agreement shall be one year from the date first written above, provided that on each anniversary of such date, the term shall be extended for an additional year unless at least 90 days prior such anniversary, either the Company or the Employee gives notice to the other that the term of this Agreement shall not be extended further, and provided further that notwithstanding the delivery of any such notice, the term of this Agreement shall be extended until the expiration of 24 months following the date upon which a Change in Control shall have occurred during the term of the Agreement including extensions of the term pursuant to the first proviso of this sentence.

     3. Severance Benefits.

     (a) In the event of Involuntary Termination in connection with or within 24 months after a Change in Control which occurs during the term of this Agreement, the Company shall, (1) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to the sum of (i) the Employee's base salary for a period months at the rate of base salary in effect on the date of the Change of Control or the Date of Termination, whichever is greater, and (ii) the amount of the Employee's prior year's annual bonus multiplied by a fraction with a numerator of the number of days which have elapsed through the Date of Termination in the fiscal year in which the Date of Termination occurs and a denominator of 365; (2) provide to the Employee for months following the Date of Termination, such health, dental and life insurance benefits as the Company maintained for the Employee at the Date of Termination on terms as favorable to the Employee as applied at the Date of Termination, or at the election of the Employee (or, notwithstanding the election of the Employee at the election of the company if coverage under the Company's group plan is not available to the Employee) cash in an amount equal to the premium cost being paid by the company with respect to the Employee for such benefits immediately prior to the Date of Termination); (3) transfer to Employee title to the Company owned vehicle currently used by the Employee, if any, with the Company paying all costs, licensing fees and taxes (excluding income taxes) associated with the transfer of title, or in the event the Employee receives a monthly cash car allowance in lieu of use of a Company vehicle, the Company shall pay to the Employee pursuant to this paragraph an additional sum equal to times the greater of the monthly car allowance in effect on the date of the Change of Control of the Date of Termination; (4) and vesting of all of Employee's outstanding stock options and/or restricted stock awards with the Company or its affiliates. The provision of any medical benefits under this
Section 3(a) shall not extend to the period for the continuation of group health benefits under the COBRA


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health care continuation provisions of Section 601 of the Employee Retirement
Income Security Act of 1974 ("ERISA") or other applicable state laws.

     (b) In the event that any payments of benefits provided or to be provided to the Employee pursuant to this Agreement in combination with payments or benefits, if any, from other plans or arrangements maintained by the Company or any of its affiliates, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") that are subject to excise tax under Section 4999 of the Code, the Company shall pay to the Employee in cash an additional amount equal to the amount of the Gross Up Payment (as hereinafter defined). The "Gross Up Payment" shall be the amount needed to ensure that the amount of such payments and the value of such benefits received by the Employee (net of such excise tax and any federal, state and local tax on the Company's payment to the Employee attributable to such excise tax) equals the amount of such payments and value of such benefits as the Employee would receive in the absence of such excise tax and any federal, state and local tax on the Company's payment to the Employee attributable to such excise tax. The Company shall pay the Gross Up Payment within 60 business days after the Date of Termination. For purposes of determining the amount of the Gross Up Payment, the value of any non-cash benefits and deferred payments or benefits shall be determined by the Company's independent auditors in accordance with the principles of Section 280G of the Code. In the event that, after the Gross Up Payment is made, the amount of the excise tax is determined to be less than the amount calculated in the determination of the actual Gross Up Payment made by the Company, the Employee shall repay to the Company, at the time that such reduction in the amount of excise tax is finally determined, the portion of the Gross Up Payment attributable to such reduction, plus interest on the amount of such repayment at the applicable federal rate under Section 1274 of the Code from the date of the Gross Up Payment to the date of the repayment. The amount of the reduction of the Gross Up Payment shall reflect any subsequent reduction in excise taxes resulting from such repayment. In the event that, after the Gross Up Payment is made, the amount of the excise tax is determined to exceed the amount anticipated at the time the Gross Up Payment was made, the Company shall pay to the Employee, in immediately available funds, at the time that such additional amount of excise tax is finally determined, an additional payment ("Additional Gross Up Payment") equal to such additional amount of excise tax and any federal, state and local taxes thereon, plus all interest and penalties, if any, owed by the Employee with respect to such additional amount of excise and other tax. The Employee shall have the right to challenge any excise tax assessment against him or her as to which the Employee is entitled to (or would be entitled if such assessment is finally determined to be proper) a Gross Up Payment or Additional Gross Up Payment, provided that all costs and expenses incurred in such a challenge shall be borne by the Company and the Company shall indemnify the Employee and hold the Employee harmless, on an after-tax-basis, from any excise or other tax (including interest and penalties with respect thereto) imposed as a result of such payment of costs and expenses by the Company.

     (c) Any payments made to the Employee pursuant to this Agreement are subject to and conditioned upon their compliance with 12 U.S.C.ss.1828(k) and any regulations promulgated thereunder.


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     4. Notice of Termination. In the event that the Company desires to terminate the employment of the Employee without his consent during the term of this Agreement in connection with or after a Change in Control has occurred, the Company shall deliver to the Employee a written notice of termination, stating
(i) whether such termination constitutes Termination for Cause, and, if so, setting forth in reasonable detail the facts and circumstances that are the basis for the Termination for Cause, and (ii) specifying the Date of Termination. In the event that the Employee determines in good faith that he or she has suffered Involuntary Termination of his employment, the Employee shall send a written notice to the Company stating the circumstances that constitute Involuntary Termination and the Date of Termination. No provision of this Agreement shall be construed as providing to the Employee any right to be retained as an employee of the Company.

     5. No Mitigation. The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination or otherwise, except as expressly set forth herein.

     6. Attorneys and/or Fees. If the Employee is purportedly Terminated for Cause or Involuntarily Terminated and the Company denies payments and/or benefits under Section 3 of this Agreement on the basis that the Employee experienced Termination for Cause rather than Involuntary Termination, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to
Section 14 that cause as contemplated by Section 1(g) of this Agreement did not exist for termination of the Employee's employment, or if in any event it is determined by any such court or arbitrator that the Company has failed to make timely payment of any amounts or provision of any benefits owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination of employment or collecting such amounts or benefits. Such reimbursement shall be in addition to all rights which the Employee is otherwise entitled under this Agreement.

     7. No Assignments.

     (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the compensation pursuant to Section 3 hereof. For purposes of


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implementing the provisions of this Section 7, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

     8. Termination of Prior Severance Agreement. Upon execution of this agreement by the Employee, the Prior Severance Agreement shall terminate and have no further force and effect. Regardless of whether any benefits are paid to the Employee under this Agreement, no benefits shall be paid to the Employee under the Prior Severance Agreement.

     9. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Company, or, it to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company.

     10. Amendments. No amendments or additions to this Agreement hall be binding unless in writing and signed by both parties, except as herein otherwise provided.

     11. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

     12. Severablility. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceablity of the other provisions hereof.

     13. Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of California.

     14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by non-binding arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and shall include an award of attorneys fees and costs to the prevailing party.



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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

     THIS AGREEMENT CONTAINS A NON-BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                     COMPANY


                                     By:
                                        --------------------------------------
                                     Its:


                                    EMPLOYEE


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